Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Appointment of

Jean Hu as Chief Financial Officer

Santa Clara, Calif. (Aug. 18, 2016) — Marvell (NASDAQ:MRVL), a world leader in storage, cloud infrastructure, Internet of Things (IoT), connectivity and multimedia semiconductor solutions, today announced the appointment of Ms. Jean Hu as Chief Financial Officer (CFO), effective August 22, 2016. Ms. Hu is an accomplished executive with significant expertise in all aspects of finance and a proven track record of returning value to shareholders. At Marvell, she will lead the corporate finance, accounting, financial planning and analysis functions, and serve as a member of the executive team.

“I’m excited to welcome Jean to Marvell. This is a transformational time in the company’s history and Jean is a proven financial executive with deep experience in the semiconductor industry. She will be a significant asset to the team as we return Marvell to profitable growth,” said Matt Murphy, President and CEO, Marvell Technology Group. “I’d also like to thank David Eichler, our interim CFO, for his leadership and continued dedication to Marvell during a period of significant change.”

Ms. Hu joins Marvell from QLogic Corporation, where she was SVP and CFO; she also held the Acting CEO role at QLogic since August 2015. Previously, Ms. Hu held several senior positions at Conexant Systems, Inc. including CFO, Treasurer and SVP of Business Development from 2004 to 2011. Prior to 2004, Ms. Hu held various positions in financial planning, strategy and corporate development at Conexant and its predecessor company, Rockwell International Corporation.

Ms. Hu earned a Bachelor of Science from the Beijing University of Chemical Engineering and a Ph.D. in Economics from The Claremont Graduate University.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

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Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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